Exhibit 99.1

BayHill Capital Corporation                                                                           NEWS RELEASE
10757 South Riverfront Parkway,
South Jordan, Utah 84095                                                                           For Immediate Release at 4:30 P.M. MDT,September 2, 2010

BayHill Capital Corporation Announces Sale of its Operating Subsidiary, Commission River Corporation

South Jordan, Utah, September 2, 2010--BayHill Capital Corporation (“BayHill” OTC Bulletin Board: BYHL- news), today announced that effective August 31, 2010 BayHill has sold its entire interest in its operating subsidiary, Commission River Corporation (“Commission River”).  The transaction included redemption, by  Commission River, of 800 of its common shares held by BayHill for a secured negotiable promissory note and sale of the remaining 200 shares to buyers who are the current management team of Commission River, Adam Edwards and Patrick Oborn (“Buyers”).

Bob Bench, CEO of BayHill said, “The sale of Commission River to its management team concludes BayHill’s activity in the telecommunications and affiliate marketing fields.  The transaction places BayHill in a new strategic position since its operating activities substantially cease with closing of the transaction.  BayHill will now focus exclusively on finding a merger partner that is poised to benefit from merger with a company like BayHill.”

Additionally, August 31, 2010 marked the end of the exclusivity period as set forth in the previously announced Letter of Intent with American Senior Benefits Company.  Although both parties will continue to work toward a merger, BayHill will now begin actively looking for alternative acquisitions and merger candidates.

BayHill expects that the transaction will be treated as an installment sale. The purchase price for sale of Commission River and the redemption of shares of its stock included a cash payment of $15,000, a secured promissory note in the amount of $490,000, with scheduled monthly payments of $10,000, the cancelation of an intercompany payable owed by BayHill to Commission River in the amount of $274,396, and the surrender by the buyers, of 489,984 shares of BayHill common stock.  These shares will be cancelled, which will reduce BayHill’s outstanding common shares from 3,744,824 to 3,254,840.

James U. Jensen, Chairman of the Board of BayHill said:  “Of course we are disappointed that the American Senior Benefits Company proposal has not yet matured.  However, we will continue to work with them in an effort to raise the needed capital to complete the transaction. The sale of Commission River will reduce intercompany debts and will put BayHill in a stronger balance sheet position as it looks for additional acquisition and merger opportunities.  Over a transition period, BayHill will begin operating more like a virtual company whose sole activity will be the search for a merger partner.”

About BayHill Capital Corporation

BayHill is now a non-operating public company.  Previously BayHill owned  brands and operated companies related to Internet marketing and product distribution. Commission River Corporation, BayHill’s wholly-owned subsidiary, was sold to its management team in a transaction signed and closed on August 31, 2010.

Forward-Looking Statements

In addition to historical statements, the information set forth herein contains forward-looking statements that involve a number of risks and uncertainties that might adversely affect BayHill’s operating and financial results in the future in a material way.  Certain statements are based upon assumptions as to future events that may not prove to be accurate or that may not materialize.  Such risks and uncertainties apply to prospective businesses and include, without limitation: BayHill’s ability to obtain funding to carry out, its search for prospective businesses; performance of the Buyers and Commission River on the obligations associated with the sale of Commission River; BayHill’s possible lack of cash flows, BayHill’s possible failure to hold, attract and keep key personnel, and the impact on capital markets by the broad economic downturn. Many of these risks are beyond BayHill’s ability to forecast or control.

Source:                  BayHill Capital Corporation
Contact: Robyn Farnsworth
801-592-3000 voice
801-407-5161Fax
robyn@bayhillcapital.com